Exhibit 1



                         SECURITY HOLDER ACKNOWLEDGMENT


The undersigned, pursuant to Section 5.12 of the Underwriting Agreement between HLM Design, Inc. (the "Company") and Berthel Fisher & Company Financial Services, Inc. ("Berthel"), Westport Resources Investment Services, Inc. ("Westport") and Marion Bass Securities Corporation ("Marion Bass") (Westport and Marion Bass together with Berthel, the "Managers"), of even date herewith, being all of the officers, directors, or employees of the Company who individually own 5% or more of shares of the Company (based on the number of shares outstanding as of the date hereof) agree and acknowledge that they shall not directly or indirectly offer or sell to the public, or privately, any portion of the shares of common stock of the Company owned by such persons prior to the date of the Underwriting Agreement or hereafter acquire by exercise of an option, for a period of twelve months from the date of the Underwriting Agreement without the prior written consent of Berthel. the undersigned acknowledge that the delivery of this Acknowledgment is a condition of the agreement of the Managers to enter into the Underwriting Agreement with the Company, and that execution by the Managers of the Underwriting Agreement confers upon the undersigned substantial benefits, and is consideration for the execution by the undersigned of this Acknowledgment. If the Managers shall fail to perform their obligations pursuant to Section 3 of the Underwriting Agreement, as extended or waived in writing by the Company, the undersigned shall have no further obligation hereunder following the Closing Date set forth in the Underwriting Agreement.


/s/Joseph M. Harris                                           June 12, 1998
----------------------                                        ------------------
                                                              Date

/s/Vernon B. Brannon                                          June 12, 1998
----------------------                                        ------------------
                                                              Date